Grant Park Fund Weekly Commentary

For the Week Ended June 10, 2011

Current Month Rolling Performance* Rolling Risk Metrics* (Jul 2006 - Jun 2011)

Class	Week ROR	MTD JUNE 2011	YTD	1 yr Ann ROR	3 yr Ann ROR	5 yr Ann ROR	10 yr Ann ROR	Annualized ROR	Annualized Standard Deviation	Maximum Drawdown	Sharpe Ratio	Sortino Ratio
A	-0.3%	-0.2%	-4.4%	6.1%	-2.5%	4.0%	5.7%	4.0%	12.4%	-16.4%	0.4	0.5
B**	-0.3%	-0.2%	-4.6%	5.5%	-3.2%	3.2%	N/A	3.2%	12.4%	-17.1%	0.3	0.4
Legacy 1***	-0.2%	-0.1%	-3.4%	7.8%	N/A	N/A	N/A	-0.4%	11.4%	-10.9%	0.0	-0.1
Legacy 2***	-0.2%	-0.1%	-3.5%	7.4%	N/A	N/A	N/A	-0.7%	11.4%	-11.1%	0.0	-0.1
Global 1***	0.0%	0.0%	-4.3%	2.7%	N/A	N/A	N/A	-2.6%	10.7%	-13.3%	-0.2	-0.3
Global 2***	0.0%	0.0%	-4.5%	2.4%	N/A	N/A	N/A	-3.0%	10.7%	-13.5%	-0.2	-0.4
Global 3***	0.0%	0.0%	-5.3%	0.7%	N/A	N/A	N/A	-4.8%	10.7%	-14.6%	-0.4	-0.6

S&P 500 Total Return Index****	-2.2%	-5.5%	1.9%	25.6%	2.0%	2.1%	2.3%	2.1%	18.0%	-50.9%	0.2	0.2
Barclays Capital U.S. Long Gov Index****	0.7%	0.7%	5.0%	1.8%	6.9%	7.8%	7.2%	7.8%	11.2%	-12.3%	0.7	1.2

* Performance metrics are calculated using April 2011 month-to-date performance estimates. All performance data is subject to verification.

** Units began trading in August 2003.

*** Units began trading in April 2009.

**** Index is unmanaged & is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Portfolio Positions by Sectors and Markets (Two largest positions within each sector)

	Portfolio for A, B and Legacy units					Portfolio for Global units
Sector	Sector		Market			Sector		Market
	Exposure	Position	Contract	Exposure	Position	Exposure	Position	Contract	Exposure	Position
COMMODITIES	44%					42%
Energy	18%	Long	Heating Oil	4.8%	Long	18%	Long	Heating Oil	4.9%	Long
			Brent Crude Oil	4.4%	Long			Brent Crude Oil	4.0%	Long
Grains/Foods	13%	Long	Corn	4.8%	Long	12%	Long	Corn	4.3%	Long
			Soybeans	1.8%	Long			Soybeans	1.8%	Long
Metals	13%	Long	Gold	4.2%	Long	12%	Long	Gold	3.8%	Long
			Aluminum	3.2%	Long			Aluminum	3.4%	Long
FINANCIALS	56%					58%
Currencies	30%	Short $	Euro	3.2%	Long	30%	Short $	Euro	3.2%	Long
			U.S. Dollar/ Australian Dollar	3.0%	Long			Swiss Franc	3.1%	Long
Equities	5%	Short	DJ Eurostoxx Index	0.7%	Short	6%	Short	DJ Eurostoxx Index	1.1%	Short
			DAX Index	0.7%	Long			Hang Seng Index	0.9%	Short
Fixed Income	21%	Long	U.S. 10-Year Treasury Notes	3.4%	Long	22%	Long	U.S. 10-Year Treasury Notes	3.8%	Long
			U.S. 5-Year Treasury Notes	3.0%	Long			U.S. 5-Year Treasury Notes	3.4%	Long

Market Commentary (Largest price movements within each sector)

Sector/Market
Energy

Crude oil prices fell nearly 1% following news about increased output from Saudi Arabia, the world's largest oil exporter. The natural gas markets moved higher as warm temperatures in the U.S. supported demand for energy products.

Grains/Foods

U.S. Department of Agriculture reports calling for lower-than-expected corn output led to a sharp rise in corn prices. Wheat and soybean markets declined because speculators believed the global economic slowdown would cause demand for U.S. grains to fall. Sugar prices increased over 7% on reports forecasting declines in Brazilian sugar production.

Metals

Industrial metals markets fell as weak economic data from China put pressure on prices. Recently imposed credit restrictions in China were the primary cause for decreased demand. Strength in the U.S. dollar also put pressure on base metals prices.

Currencies

The U.S. dollar rallied against international counterparts following data which showed a narrower U.S. trade deficit. The euro weakened sharply as a lack of positive news regarding the Eurozone debt markets prompted liquidations. Comments by the President of the European Central Bank added to the Euro's decline in suggesting steady monetary policy for the near future. The Australian dollar declined as weak employment data weighed on investor sentiment.

Equities

North American equity markets fell in response to weaker earnings forecasts from several domestic firms. Equity markets in Europe also fell as European financial policy makers failed to solidify a new plan to aid the ailing Greek financial system. Also putting pressure on global share prices was weak export data from China.

Fixed Income

U.S. fixed-income markets moved modestly higher as sharp declines in the global equities supported demand for the debt markets. In the Eurozone, Bund markets rallied as comments from the European Central Bank failed to provide clarity on the details or timeframe for a new Greek-aid program.

Performance Chart

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index: Long Subset): A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices. The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

Compounded Annualized Rate of Return (ROR): This is the geometric 12-month mean that assumes the same rate of return for each 12-month period to arrive at the equivalent compound growth rate reflected in the actual return data.

Standard and Poor's 500 Total Return Index (S&P 500 Index): A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor's based on industry representation, liquidity, and stability. The stocks in the S&P 500 Index are not the 500 largest companies; rather the index is designed to capture the returns of many different sectors of the U.S. economy. The total return calculation includes the price-plus-gross cash dividend return.

Risk Metrics Chart

Drawdown: A drawdown is any losing period during an investment's performance history. It is defined as the percent retrenchment from an equity peak to an equity valley. Maximum drawdown is simply the largest percentage drawdown that has occurred during the specified time frame. Grant Park's drawdowns are computed based on month-end equity values.

Sharpe Ratio: A return/risk measure defined as the average incremental return of an investment over the risk free rate.

Sortino Ratio: A ratio developed to differentiate between good and bad volatility. The calculation provides a risk-adjusted measure of performance without penalizing for upward price changes.

Standard Deviation: Measures the dispersal or uncertainty in a random variable (in this case, investment returns). It measures the degree of variation of returns around the mean, or average, return. The higher the volatility of the investment returns, the higher the standard deviation will be. For this reason, standard deviation is often used as a measure of investment risk.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK, INCLUDING LIQUIDITY RISKS, NO SECONDARY MARKET EXISTS, RESTRICTIONS ON REDEMPTIONS, AND THE RISK OF FOREIGN SECURITIES. THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE. OFFERING BY PROSPECTUS ONLY. INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL'S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.